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                                                                  Exhibit (4)(K)

(PRUDENTIAL LOGO}                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                    751 Broad Street
                                    Newark, New Jersey 07102

                                    a Prudential Financial company

                                   ENDORSEMENT

This Endorsement is made a part of the Contract to which it is attached and is effective immediately. In the case of a conflict with any provision in the Contract, the provision of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract mentioned below.

1. We amend the fourth paragraph of the CONTRACT VALUE section of the Contract such that the listing of items that decrease the Contract Value is enlarged to include any applicable Income Appreciator Benefit Charge.

2.    We add the following new section to the Contract:

                           INCOME APPRECIATOR BENEFIT
                         (A SUPPLEMENTAL INCOME BENEFIT)

The Income Appreciator Benefit ("IAB") is an optional, supplemental income benefit that provides an additional income amount during the Accumulation Period or upon annuitization. If you want the IAB, you must elect it. Once elected, the IAB cannot be revoked.

ACTIVATION OF THE IAB

You can activate the IAB any time after it has been inforce for seven years. Contact us at the Annuity Service Center to activate the IAB. We will provide you with necessary forms and inform you of any other information that we require for you to exercise this option.

Once activated, the IAB benefit can be received: (1) at annuitization as part of an Annuity Payment, (2) during the Accumulation Period through the IAB Automatic Withdrawal Payment Program over a 10-year period, or (3) during the Accumulation Period as an IAB Credit to your Contract over a 10-year period. Under the IAB Automatic Withdrawal Payment Program and the IAB Credit options, the IAB Benefit Amount can be paid or credited monthly, quarterly, semi-annually or annually.

IAB payments under IAB Options 2 and 3 (described below) will begin on the same day of the month as the Contract Date, beginning with the next month following receipt of your request in Good Order.

If the 10-year payment period would end after the Annuity Date and you do not elect an Annuity or Settlement Option under IAB Option 2 or 3, you may lose the unpaid portion of the payments. Similarly, if you do not activate IAB Option 2 or 3 at least 10 years prior to the maximum annuity age, you may lose the portion of the IAB Benefit Amount which remains unpaid at the Annuitant's attainment of the maximum annuity age. If you do not activate IAB Option 2 or 3 at all, and you do not activate the IAB under IAB Option 1, you will lose the entire IAB benefit.

IAB payments are treated as Earnings and may be subject to tax upon withdrawal.

CALCULATION OF IAB BENEFIT AMOUNT

If you activate the IAB under IAB Option 1, we will calculate the IAB Benefit Amount as of the Annuity Date. If you activate the IAB under IAB Options 2 or 3, we will calculate the IAB Benefit Amount as of the date we receive your written request in Good Order. For all IAB options, we calculate the IAB Benefit Amount by multiplying the current Earnings in the Contract by the applicable IAB Percentage based on the number of years the IAB has been inforce. For purposes of calculating the IAB Benefit Amount:

- Earnings are calculated as the difference between the Contract Value and the sum of all Purchase Payments.
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-     Earnings do not include: (1) any amount added to the Contract Value by virtue of the Spousal Continuance Benefit, or (2) if the IAB is elected after the Contract Date, any Earnings accrued under the Contract prior to that election.

- Withdrawals reduce Earnings first, then Purchase Payments, on a dollar for dollar basis. Therefore, withdrawals reduce the amount of Earnings upon which an IAB Benefit Amount will be based on a dollar for dollar basis.

The table below shows the Number of Years the IAB Has Been Inforce and corresponding IAB Percentages.

---------------------------------------------------
Number of Years IAB Has
Been Inforce                       IAB Percentage
---------------------------------------------------
            0-6                           0%
---------------------------------------------------
            7-9                           15%
---------------------------------------------------
           10-14                          20%
---------------------------------------------------
            15+                           25%
---------------------------------------------------

IAB OPTION 1 - IAB AT ANNUITIZATION

Under this option, if you elect to activate the IAB at annuitization, the IAB Benefit Amount will be calculated on the Annuity Date and will be added to the Contract Value for purposes of determining the Adjusted Contract Value. The Adjusted Contract Value may be applied to any Annuity or Settlement Option over the lifetime of the Annuitant, Joint Annuitants, or a period certain of at least 15 years (but not to exceed life expectancy).

The annuity purchase rates applied to purchase an annuity under this IAB Option 1 are guaranteed not to be less favorable than rates determined on the following mortality and interest basis:

- Mortality rates will equal the Annuity 2000 Mortality Table adjusted to an age last birthday basis, less one year, with projected mortality improvement (modified Scale G).

- Interest rates associated with projected cash flows will be equal to zero coupon curve interest rates derived from US swap yield curve as published by a recognized industry source, using accepted financial methodology, less 1.0%. Such rates are determined not more than 45 days prior to annuitization.

IAB OPTION 2 - IAB AUTOMATIC WITHDRAWAL PAYMENT DURING THE ACCUMULATION PERIOD

If IAB Option 2 is elected, you must elect an Automatic Withdrawal payment amount to be withdrawn from the Contract Value and paid to you periodically (annually, semi-annually, quarterly or monthly) over a 10-year period during the Accumulation Period. At the same time, an IAB Benefit Amount will be calculated. The Automatic Withdrawal payment amount and the IAB Benefit Amount will be added together and paid to you, at the periodic intervals you have selected, over the 10-year period. A 10-year IAB Automatic Withdrawal Payment Program ("the Program") will begin. The maximum Automatic Withdrawal payment amount which you may withdraw under the Program in any year during the 10-year period may not exceed 10% of Contract Value as of the date you activate the IAB.

Once the IAB Benefit Amount has been calculated, it will not be affected by Contract Value increases or decreases due to the investment performance of any Allocation Option. Withdrawal Charges may apply to withdrawals of the Automatic Withdrawal payment amount if made during the Withdrawal Charge Period. Withdrawal Charges will not apply to payments of the IAB Option 2 Benefit Amount.

If the Automatic Withdrawal payment amount in any year does not exceed 10% of the Contract Value as of the date you activate the IAB, the difference may be carried over to subsequent years on a cumulative basis and withdrawn without affecting the IAB benefit.

After the 10-year payment period has ended, if the remaining Contract Value is $2000 or more, the Contract will continue. If the remaining Contract Value is less than $2000 after the end of the 10-year payment period, the remaining Contract Value will be paid to you and the Contract will terminate.

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Payment of periodic Automatic Withdrawal amounts is not guaranteed; while payment of periodic IAB Option 2 Benefit Amounts is guaranteed. That is, if the Contract Value falls below $2,000 due solely to investment results before the end of the 10-year payment period, we will cease paying any further Automatic Withdrawal amounts. However, payment of periodic IAB Option 2 Benefit Amounts will continue to be paid for the remainder of the 10-year payment period.

Stopping the IAB Automatic Withdrawal Payment Program under IAB Option 2--
You may stop the Program at any time after payments have begun and before the last payment is made. The remaining IAB Benefit Amount will be added to the Contract Value at the same frequency as your initial election until the end of the 10-year payment period. Any IAB Benefit Amount added to the Contract Value will be treated as additional Earnings. These additions will be allocated to the Allocation Options in the same proportions as your most recent Purchase Payment allocation percentages, unless you direct us to do otherwise.

You may stop the Program before the last payment is made and elect an Annuity or Settlement Option. The balance of the IAB Benefit Amount for the 10-year payment period will be added to the Contract Value in a lump sum before determining the Adjusted Contract Value. The Adjusted Contract Value may be applied to any Annuity or Settlement Option that is paid over the lifetime of the Annuitant, Joint Annuitants, or a period certain of at least 15 years (but not to exceed life expectancy).

IAB OPTION 3 - IAB CREDIT TO CONTRACT VALUE

Under this option, you can activate the IAB and receive the benefit as IAB Credits to your Contract Value over a 10-year payment period. These IAB Credits will be allocated to the Allocation Options in the same manner as your current Purchase Payment allocation, unless you direct us to do otherwise. We will calculate the IAB Benefit Amount on the date we receive your written request in Good Order. Once the IAB Benefit Amount has been calculated, the IAB Credit will not be affected by Contract Value increases or decreases due to the investment performance of any Allocation Option.

Before the last IAB Credit is made to the Contract Value, you may elect to receive the remainder of the IAB Benefit Amount as part of the IAB Automatic Withdrawal Payment Program (described in IAB Option 2), for the balance of the 10-year payment period.

You can also request that any remaining payments in the 10-year payment period be applied to an Annuity or Settlement Option. The value of the remaining IAB payments for the balance of the 10-year payment period will be added to the Contract Value in a lump sum before determining the Adjusted Contract Value. The Adjusted Contract Value will be applied to any Annuity or Settlement Option that is paid over the lifetime of the Annuitant, Joint Annuitants, or a minimum of a 15-year period certain (not to exceed life expectancy).

WITHDRAWALS OUTSIDE OF IAB OPTIONS 2 AND 3

If you make withdrawals in addition to the Automatic Withdrawal payment amount provided under IAB Option 2 or you make withdrawals under IAB Option 3, and the total of all Automatic Withdrawal amounts and any such additional withdrawals made in a year exceeds the sum of (i) 10% of Contract Value in the Contract Year in which the IAB was activated plus (ii) Earnings since the IAB was activated that have not previously been withdrawn, this is an "Excess Withdrawal." Such excess amount will be deducted on a proportional basis from the remaining IAB Benefit Amount, and a new reduced benefit amount will be calculated. We calculate the proportional reduction by dividing the Contract Value after the Excess Withdrawal by the Contract Value immediately following the withdrawal of 10% of the Contract Value determined at the time the IAB was activated and any earnings since the IAB was activated that have not previously been withdrawn. The resulting percentage is multiplied by the remaining IAB Benefit Amount, and divided by the number of remaining IAB payments.

Additional withdrawals which are not Excess Withdrawals can be withdrawn in the current year without affecting the IAB benefit. The positive difference between the additional withdrawals and the Excess Withdrawal threshold may be carried over to subsequent years on a cumulative basis. Such amount may be withdrawn without affecting the IAB benefit and will not count toward the calculation of any Excess Withdrawal.

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IAB CHARGE

The IAB Charge is calculated: (1) on each Contract Anniversary; (2) on the Annuity Date; (3) upon the death of the sole Owner or first to die of the Owner or Joint Owner prior to the Annuity Date; (4) upon a full or partial withdrawal; and (5) upon a subsequent Purchase Payment. The fee is based on the Contract Value at the time of the calculation, and is prorated based on the portion of the Contract Year since the date that the IAB Charge was last calculated.

Although the IAB Charge may be calculated more often, it is deducted only: (1) on each Contract Anniversary; (2) on the Annuity Date; (3) upon the death of the sole Owner or first to die of the Owner or Joint Owners prior to the Annuity Date; (4) upon a full withdrawal, and (5) upon a partial withdrawal if the Contract Value remaining after such partial withdrawal is not enough to cover the then-applicable IAB Charge. If the IAB Charge is calculated on a date, but is not deducted on that date (such as in the case of a subsequent Purchase Payment), the charge is accrued and deducted on the next deduction date. We reserve the right to calculate and deduct the fee more frequently than annually, such as quarterly.

The IAB Charge is equal to 0.25% annually of the Contract Value. The IAB Charge is deducted from each Allocation Option in the same proportion that the amount allocated to the Allocation Option bears to the total Contract Value. Upon a full withdrawal, or if the Contract Value remaining after a partial withdrawal in not enough to cover the then-applicable IAB Charge, the charge is deducted from the amount paid. The payment of the IAB Charge will be deemed to be made from Earnings for purposes of calculating other charges.

We reserve the right to vary our treatment of the Interest Rate Investment Options for purposes of this Endorsement. If we do so, reference in the IAB Charge section below to "Contract Value" will be replaced with "the sum of the value of the Allocation Options used to determine the Income Appreciator Benefit."

EFFECT OF TOTAL WITHDRAWAL ON IAB BENEFIT

No IAB payments will be paid after the date you make a total withdrawal of the Contract Surrender Value.

EFFECT OF SPOUSAL CONTINUANCE ON IAB BENEFIT

On the Owner's death, the IAB benefit will end unless the Contract is continued by the Owner's surviving spouse under the Spousal Continuance Benefit. If the Contract is continued by the surviving spouse, the balance of any IAB payments will be paid over the balance of the 10-year payment period, or until the surviving spouse attains age 90, whichever occurs first.

If the IAB has not been inforce for 7 Contract Years, this benefit cannot be activated until it has been inforce for 7 Contract Years. If the IAB has been inforce for 7 Contract Years, but the benefit has not been activated, it may be activated at any time after the Contract has been continued.

If the Contract is not continued under the Spousal Continuation provision, the death benefit will be as described in the Contract.

EFFECT OF IAB ON GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

If you exercise the GMIB feature and there is an IAB Benefit Amount payable under this Contract, the amount payable will be the greater of 1 or 2 below.

      1. the Adjusted Contract Value plus any remaining IAB Benefit Amount, calculated at current annuitization rates; or

      2. the GMIB Protected Value plus any IAB Benefit Amount, calculated using the GMIB guaranteed rates shown in the Contract.

If you exercise the GMIB feature and activate the IAB at the same time, the amount payable will be subject to the GMIB Annuity Payout Options available at the time.

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TERMINATING THE IAB

The IAB will terminate on the earliest of:

      -     the date you make a total withdrawal from the Contract;

      - the date a death benefit is payable if the Contract is not continued by the surviving spouse under the Spousal Continuance provision;

      - the date 10 years after the first IAB Automatic Withdrawal payment is made under IAB Option2 or the first IAB Credit is allocated under IAB Option 3;

      -     the date the Contract annuitizes; or

      -     the date the Contract terminates.


Except as modified herein, all terms and conditions of the Contract remain unchanged.

Signed for Pruco Life Insurance Company
By      Clifford E. Kirsch
               Secretary
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